Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Investacorp Companies:
We consent to the incorporation by reference in the Registration Statement of Ladenburg Thalmann Financial Services Inc. on Form S-3 and the related prospectus for the registration of 12,127,898 shares of its common stock of our report dated December 18, 2007, with respect to the combined statements of financial condition of Investacorp Companies as of June 30, 2007 and 2006, and the related combined statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, which report appears in the Form 8-K/A of Ladenburg Thalmann Financial Services Inc. dated January 3, 2008 and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
September 4, 2008
Miami, Florida
Certified Public Accountants